Exhibit (a)(5)(W)

On March 17, 2025, QXO, Inc. (“QXO”) updated its website dedicated to its offer to purchase Beacon Roofing Supply, Inc. (“Beacon”), which website is available atwww.qxo.com/beacon. A copy of the new material posted to the website is filed herewith. A copy of the new article referenced on the website is reproduced as Article 1 below.

In the news 3/17/2025 Wall Street Journal — Building-Products Distributor QXO to Raise $830 Million in Latest Equity Offering Read more 3/10/2025 Digital Commerce 360 — QXO in talks to acquire Beacon Roofing for $11 billion and plans a digital overhaul Read more 3/10/2025 Bloomberg — Beacon Roofing in talks with QXO for potential $11 billion deal Read more 3/10/2025 HBS Dealer — QXO and Beacon engage in talks Read more 3/10/2025 Wall Street Journal — Beacon Roofing Supply, QXO Discussing Potential Deal Read more 3/7/2025 Investing.com — QXO CEO outlines employee-first approach in potential Beacon takeover Read more

Article 1:

Exclusive: Building-Products Distributor QXO to Raise $830 Million in Latest Equity Offering

Wall Street Journal

By Lauren Thomas

March 17, 2025

▪	QXO’s Brad Jacobs is working to clinch an $8-billion deal for Beacon Roofing Supply.

QXO, the building-products distribution company led by billionaire Brad Jacobs, is nearing a fresh equity raise of $830 million as it aims to clinch a roughly $8 billion deal, executives told The Wall Street Journal.

The Details

QXO is expected to announce the private placement later Monday. The closing of it is contingent upon Jacobs completing an outstanding all-cash tender offer to acquire Beacon Roofing Supply.

As part of the private placement agreement, QXO is expected to sell roughly 67.5 million shares of its common stock at a price of $12.30 per share. The deal includes new and existing investors, such as Sequoia Heritage, according to people familiar with the matter. QXO shares changed hands Monday afternoon at around $13, giving the company a market value of $5.3 billion.

This latest equity raise will bring QXO’s total capital raised to about $6 billion.

The context

Jacobs, who has built multibillion-dollar companies in logistics and other sectors through acquisitions, agreed in late 2023 to invest about $1 billion into a small, publicly traded software company—SilverSun Technologies—and renamed it QXO.

QXO has yet to strike its first big deal, but is in discussions for one. QXO and Beacon said last week their deal talks had turned friendly after QXO upped its proposal to $124.35 a share, 10 cents higher than an earlier tender offer. (The latest offer values Beacon, the largest publicly traded distributor of roofing materials and related building products in the U.S. and Canada, at around $7.7 billion, or $11 billion including debt.)

Jacobs has said previously he expects QXO’s annual revenue to grow to $50 billion in the coming years, in large part through dealmaking.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO and Beacon, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; the ultimate result of QXO’s proxy contest for election of directors to Beacon’s Board of Directors; actions taken by Beacon or QXO in connection with QXO’s offer to acquire Beacon or the possible transaction; the effects of QXO’s offer and the possible transaction on Beacon’s businesses; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) and the Solicitation/Recommendation Statement as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

QXO and the other participants intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 Annual Meeting of stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Certain Information Concerning the Participants

The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca, Sheree Bargabos, Paul Camuti, Karel Czanderna, Jonathan Foster, Mauro Gregorio, Michael Lenz, Teresa May, Stephen Newlin, Joseph Reitmeier and Wendy Whiteash. As of the date of this communication, QXO owns 100 shares of common stock of Beacon in record name and Ms. Czanderna may be deemed to beneficially own 10 shares of common stock of Beacon held in a trust, for which Ms. Czanderna’s husband serves as trustee. As of the date of this communication, none of the other participants has any direct or indirect interest, by security holdings or otherwise, in Beacon.